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                                                                    EXHIBIT 8.1

            [Letterhead of Powell, Goldstein, Frazer & Murphy LLP]

                                                             September 26, 1997

GRANCARE, INC. ONE RAVINIA DRIVE SUITE 1500 ATLANTA, GEORGIA 30346

  Re: Registration Statement on Form S-4 of Living Centers of America, Inc.
      ("LCA") containing the Proxy Statement/Prospectus for LCA and the Proxy Statement/Prospectus for GranCare, Inc. ("GranCare") dated September 26, 1997 (the "Joint Proxy Statement/Prospectus")

Gentlemen:

  You have requested our opinion concerning certain of the federal income tax consequences of certain of the transactions described in the Joint Proxy Statement/Prospectus; specifically, the tax consequences of the "GranCare Merger" and the tax consequences of the GranCare Merger on the "Previous Transactions" (as those terms are defined in the Joint Proxy Statement/Prospectus). In connection with rendering this opinion we have made certain assumptions and we have assumed that certain representations, including representations of the management of GranCare and LCA, as to the facts upon which this opinion is based will be made prior to the closing of the GranCare Merger.

  Based upon the assumptions and the representations, we confirm our opinions as set forth in the Joint Proxy Statement/Prospectus under the headings "THE GRANCARE MERGER AGREEMENT; CERTAIN FEDERAL INCOME TAX CONSEQUENCES--Tax Opinions" and "Effect of GranCare Merger on Tax Consequences of Previous Transactions."

  The opinion addresses only the effect under the federal income tax laws of the GranCare Merger and the tax consequences of the GranCare Merger on Previous Transactions, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state of other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

  We hereby consent to the filing of this opinion as an exhibit to such Joint Proxy Statement/Prospectus and the reference to our firm and the above-mentioned opinion under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" included in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                                     Very truly yours,

                                     /s/ Powell, Goldstein, Frazer & Murphy LLP
                                     ------------------------------------------
                                     Powell, Goldstein, Frazer & Murphy LLP